                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(a)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-2

                          NAPCO SECURITY SYSTEMS, INC.


         (Name of Registrant as Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12

         (1) Title of each class of securities to which transaction applies:


         (2)      Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         (4)      Proposed maximum aggregate value of transaction:


         (5)      Total fee paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously Paid:


         (2)      Form, Schedule or Registration Statement No.:


         (3)      Filing Party:


         (4)      Date Filed:

                          NAPCO SECURITY SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------

                         To be Held on December 9, 1998

Dear Fellow Stockholder:

          The Annual Meeting of the Stockholders of Napco Security Systems, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 333 Bayview Avenue, Amityville, New York, on Wednesday, December 9, 1998, at 4:00 p.m., for the following purposes, as more fully described in the accompanying Proxy Statement:

          1. Consideration of a proposal to adopt a classified Board of Directors;

          2.   To elect four directors;

          3.   Consideration of a proposal to authorize Preferred Stock; and

          4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

          Only stockholders of record at the close of business on October 22, 1998 are entitled to notice and to vote at the Meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Meeting on the foregoing proposals will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of ten days prior to the Meeting at the offices of the Company, 333 Bayview Avenue, Amityville, New York 11701.

                                           By order of the Board of Directors,


                                               Richard Soloway
                                               Secretary


October 27, 1998

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. YOUR ARE URGED TO COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

                          NAPCO SECURITY SYSTEMS, INC.
                               333 BAYVIEW AVENUE
                           AMITYVILLE, NEW YORK 11701


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 9, 1998


INFORMATION CONCERNING THE SOLICITATION

         This Proxy Statement is furnished to the holders of Common Stock, $.01 par value per share ("Common Stock") of Napco Security Systems, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be held on December 9, 1998 and at any adjournment thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. Proxies in the enclosed form, if properly executed and returned in time, will be voted at the Meeting. Any stockholder giving a proxy may revoke it prior to its exercise by attending the Meeting and reclaiming the proxy, by executing a later dated proxy or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Meeting. Stockholders attending the Meeting may vote their shares in person. This Proxy Statement and the form of proxy were first mailed to the stockholders on or about October 27, 1998. A copy of the 1998 Annual Report of the Company, including financial statements, is being mailed herewith.

         Only stockholders of record at the close of business on October 22, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. The outstanding voting securities of the Company on the Record Date consisted of 3,490,151 shares of Common Stock.

         On all matters requiring a vote by holders of the Common Stock, each share of Common Stock entitles the holder of record to one vote. At the Meeting, the holders of record of Common Stock will vote on: Item 1, the adoption of an amendment to the Company's Certificate of Incorporation to implement a classified board of directors; Item 2, the election of four (4) directors; and
Item 3, the authorization of preferred stock; and the transaction of any other business as may properly come before the Meeting and require a vote of the Stockholders.

         Items 1 and 3 require the affirmative vote of a majority of the outstanding shares of Common Stock. Accordingly, if a stockholder fails to vote or abstains from voting on either proposal, such action will have the same effect as a vote against the proposal.

         THEREFORE, THE COMPANY URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

ITEM 1

                                 PROPOSAL NO. 1
                     APPROVAL OF AMENDMENT OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                 TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS

           On September 11, 1998, the Board of Directors unanimously approved a proposal to amend the Company's Certificate of Incorporation and By-Laws to provide for the institution of a classified Board of Directors. The full text of the proposed amendments to the Company's Certificate of Incorporation and By-Laws is set forth in Appendix A to this Proxy Statement and the following description is qualified in its entirety by reference thereto. If the proposed amendment is approved, the four (4) directors elected to the Board of Directors will be divided into three classes as provided under "Item 2 -- Election of Directors."

           Delaware law authorizes a corporation's certificate of incorporation to provide for a classified board of directors. The Board of Directors believes that the proposed amendment instituting a classified Board of Directors is in the best interest of the Company and its stockholders and therefore recommends a vote for this proposal.

           The proposed amendments to the Company's Certificate of Incorporation provide that the Company's Board of Directors will be divided into three (3) classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 1999; another class would hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 2000; and another class would hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 2001. At each Annual Meeting of Stockholders following this initial classification and election, the successors to the class of directors whose terms expire at the meeting would be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election and until their successors have been duly elected and qualified. Vacancies which occur during the term may be filled by the Board of Directors to serve for the remainder of the full term. Moreover, the proposed amendment provides that the directors of the classified Board may be removed only for cause, which, unless otherwise provided for in a corporation's certificate of incorporation, is required under Delaware law. See "Item 2 -- Election of Directors" for the initial composition of each class of directors and each director's initial term, if this Proposal No. 1 is adopted.

          The Board believes that classification of the Board of Directors of the Company will help lend continuity and stability to the management of the Company. Following adoption of the classified board, at any given time at least approximately two-thirds of the members of the Board will generally have had experience as directors of the Company. The Board of Directors believes that this will facilitate long-range business planning, strategic planning and policy making and will have a positive impact on customer and employee loyalty.

         This proposed amendment to the Company's Certificate of Incorporation will make difficult and may discourage a hostile tender offer or proxy fight, even if such transaction or occurrence may be favored by stockholders owning a majority of the Company's common stock and may delay or frustrate the assumption of control of the Company by a holder of a large block of the Company's stock, and thus make more difficult the removal of incumbent management. Furthermore, the classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board in a relatively short period of time since at least two Annual Meetings will be required to be held in order to effect a change in a majority of the members of the Board of Directors. Currently, a change in a majority of the members of the Board of Directors can be made by stockholders at each Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS PROVIDING FOR A CLASSIFIED BOARD OF DIRECTORS.

ITEM 2

                             ELECTION OF DIRECTORS


           The Board of Directors of the Company is currently composed of four
(4) members. If Proposal 1 has been adopted, Company's Board of Directors will be divided into three (3) classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 1999; another class would hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 2000; and another class would hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 2001. Mr. Wilder would be in the Class of 1999, Mr. Blaustein would in the Class of 2000, and Mr. Soloway and Mr. Buchel would be in the Class of 2001. At each Annual Meeting of Stockholders following this initial classification and election, the successors to the class of directors whose terms expire at the meeting would be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election and until their successors have been duly elected and qualified.

           If Proposal 1 is not adopted, Directors would be elected annually and hold office until the next annual meeting of stockholders or until their respective successors are elected and shall qualify. Four directors are to be elected by a plurality of the votes cast at the Meeting. It is intended that the proxies solicited on behalf of the Board of Directors will be voted for the election of the four nominees listed below unless a contrary instruction is given.

           Each of these nominees has consented to serve if elected. In the event that any nominee becomes unable or unwilling to serve as a director, discretionary authority may be exercised by the proxies to vote for the election of an alternate nominee of the Board of Directors.


Information Concerning the Nominees

           The names of the nominees and certain information received from them are set forth in the following table, including their principal occupations, five-year employment history and the names of any other companies whose securities are publicly held and of which they presently serve as directors.


                                           Principal Occupation;
                                      Five-Year Employment History and                Director
Name and Age                                Other Directorships                         Since
------------                                -------------------                         -----

Richard Soloway                      Chairman of the Board of                           1972
           (52)                      Directors since October 1981;
                                     President since 1998; Secretary since 1975.

Kevin S. Buchel                      Senior Vice President of                           1998
           (45)                      Operations and Finance since
                                     April 1995; Treasurer since May 1998; Vice
                                     President of Finance and Administration
                                     from December 1989 to April 1995.

Randy B. Blaustein                   Partner of Blaustein, Greenberg &                  1985
           (46)                      Co. since July 1991; Attorney
                                     engaged as a sole practitioner
                                     since October 1980, specializing
                                     in business and tax matters, and
                                     author of six books and numerous
                                     articles.

Andrew J. Wilder                     Officer of Israeloff, Trattner &                   1995
           (47)                      Co., independent certified public
                                     accountants, since 1990.


THE BOARD OF DIRECTORS DEEMS ITEM 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

         During the fiscal year ended June 30, 1998, the Company retained, and currently retains, Mr. Blaustein as special counsel for certain general business and tax related matters.

         During fiscal 1998, there were four meetings of the Board of Directors; Messrs. Soloway, Blaustein and Wilder attended each meeting, Mr. Buchel attended the meeting after he was elected, and Mr. Rosenberg, the former Director, attended those meetings while he was a director. In addition, the Board acted by unanimous written consent on one occasion during the fiscal year.

Committees of the Board of Directors and Meetings Held

         The Board of Directors has a Stock Option Committee consisting of Richard Soloway and Kevin Buchel. This Committee, which met one time in fiscal year 1998, determines the individuals to be granted options under the Incentive Stock Option Plan and the Non-Employee Stock Option Plan, the number of shares to be subject to options and the terms of the options and interprets the provisions of such plans.

         The Company has an Audit Committee consisting of Richard Soloway, Randy Blaustein and Andrew J. Wilder. The Committee, which met four times in fiscal year 1998, recommends to the Board of Directors as to the engagement of an independent certified public accountant, discusses the adequacy of the accounting procedures and internal controls and new accounting pronouncements that may affect the Company, approves the overall scope of the audit, and reviews and discusses the audited financial statements.

         The Company does not have a standing nominating committee of the Board of Directors, or committees performing similar functions. The Company's Compensation Committee is made up of two officers of the Company.

Compensation of Directors

         The directors who are not officers receive $1,000 for each Board of Directors meeting and $1,000 for each Committee meeting that they attend in person or by telephone conference call. For the fiscal year ended June 30, 1998, Mr. Blaustein and Mr. Wilder each received $8,000 in director's fees and committee fees.


Beneficial Ownership of Common Stock

         The following table, together with the accompanying footnotes, sets forth information as of October 22, 1998, regarding the beneficial ownership (as defined by the Securities and Exchange Commission) of Common Stock of the Company of (a) each person known by the Company to own more than five percent of the Company's outstanding Common Stock, (b) each director of the Company (c) each executive officer named in the Summary Compensation Table, and (d) all officers and directors of the Company as a group. Except as otherwise indicated, the named owner has sole voting and investment power over shares listed.

                                             Amount and Nature
                                               of Beneficial                         Percent of
Beneficial Owner                                Ownership                           Common Stock [a]
Richard Soloway
c/o the Company
333 Bayview Avenue
Amityville, NY  11701                            894,976[b]                            25.4%

Dimensional Fund Advisors, Inc.                  316,450[c]                             9.0%

Raymond Gaudio                                    87,267[d]                             2.5%

Alfred DePierro                                   23,107[d]                              .7%

Randy B. Blaustein                                22,500                                 .6%

Kevin S. Buchel                                   18,001[d]                              .5%

Andrew J. Wilder                                       0                                  0%

All officers and directors                      1,055,021[e]                            30.0%

----------------

[a] Percentages are computed on the basis of 3,521,221 shares, which consists of 3,490,151 shares of Common Stock outstanding on October 1, 1998, plus the number of shares which a person has the right to acquire directly or indirectly within sixty (60) days. Except as otherwise noted, persons named in the table and footnotes have sole voting and investment power with respect to all shares of Common Stock reported as beneficially owned by them.

[b] Includes 5,400 shares owned directly by Mr. Soloway's wife.

[c] A Schedule 13G was filed with the SEC by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401 ("DFAI") reporting beneficial ownership of 316,450 shares of Common Stock of the Company, owned by advisory clients. As to 197,400 shares of such shares it reports having sole voting power. DFAI disclaims beneficial ownership of all such securities.

[d] This number includes the number of shares which a person has a right to acquire directly or indirectly within sixty (60) days (DePierro -- 2,000, Gaudio -- 2,000, and Buchel -- 18,000).

[e] This number of shares includes (i) 1,023,951 shares as to which officers and directors have sole voting and investment power, and (ii) 5,400 shares as to which officers and directors share with others or may be deemed to share voting and investment power, and (iii) 31,070 shares which a person has the right to acquire directly or indirectly within sixty (60) days.

Based solely on a review of the Forms 3, 4 and 5 furnished to the Company with respect to the most recent fiscal year and written representations of the reporting person (as defined below), the following is a list of each person, who at any time during such fiscal year, was an officer, director, beneficial owner of more than ten (10%) percent of any class of equity securities of the Company or any other person subject to Section 16 of the Securities Exchange Act of 1934 ("reporting person") that failed to file on a timely basis one or more reports during such fiscal year, the number of late reports, the number of transactions not reported on a timely basis, and any known failure to file a required form:
Mr. Scardino (as to 300 shares) and Mr. DePierro (as to 3,000 shares) were late in filing their Form 4's.


INFORMATION CONCERNING EXECUTIVE OFFICERS

         The term of office of each executive officer of the Company is one year. There are no family relationships between any director or officer of the Company. The following table sets forth as of the date hereof the names and ages of all executive officers of the Company, all positions and offices with the Company held by them, the period during which they have served in these positions and, where applicable, their positions in any other organizations during the last five years.

                         Position and Office with the
                         Company, Term of Office and
Name and Age             Five-Year Employment History
------------             ----------------------------

Richard Soloway          Chairman of the Board of Directors since October
           (52)          1981; President Since 1998; and Secretary since
                         1975.

Kevin S. Buchel          Senior Vice President of Operations and Finance
           (45)          since April 1995; Treasurer since May 1998; Vice
                         President of Finance and Administration from December 1989 to April 1995.

Alfred DePierro          Vice President of Engineering -- Microcomputer
           (51)          Applications since September 1985.

Raymond Gaudio           Vice President of Engineering -- Software
           (54)          Applications since September 1985.

Jorge Hevia              Vice President of Corporate Sales and Marketing
           (40)          since October 1998; Vice President of National Sales of
                         Schieffelin and Somerset Company from December 1993 to
                         October 1998.

Joseph Scardino          Vice President of International Sales since March
           (41)          1998; Vice President of Sales of Napco from August
                         1994 to March 1998; Vice President-New York Sales
                         Division from January 1994 to August 1994; Regional
                         Sales Manager of New York from October 1986 to January
                         1994.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation information for the President and Chief Executive Officer of the Company and for each of the Company's four most highly compensated other executive officers serving at the end of fiscal year 1998.

                           SUMMARY COMPENSATION TABLE


                                             Annual Compensation                       Long-Term Compensation
                                             -------------------                       ----------------------
                                                                  Other Annual   Restricted     Options/   LTIP       All Other
Name and Principal        Fiscal Year     Salary       Bonus    Compensation(3) Stock Awards      SARS    Payouts   Compensation(4)
-------------------       -----------     ------       -----    ------------    ------------    -------   -------   --------------
Position
--------
Richard Soloway,              1998       $407,793          --         $  9,123       -            --         -       $  4,078
Chairman of the Board         1997       $407,793          --         $  9,282       -            --         -       $  4,078
of Directors,                 1996       $407,793          --         $  8,467       -            --         -       $  4,078
President, Secretary

Kenneth Rosenberg,            1998       $379,212          --         $ 12,635       -            --         -       $  3,792
Former President and          1997       $407,793          --         $ 11,709       -            --         -       $  3,792
Treasurer(1)                  1996       $407,793          --         $ 13,553       -            --         -       $  3,792

Kevin S. Buchel, Senior       1998       $131,811      $ 50,000       $  5,252       -          15,000       -       $  1,841
Vice President of             1997       $120,359      $ 25,000       $  4,902       -            --         -       $  1,460
Operations and Finance        1996       $115,202      $ 20,000       $  4,902       -          15,000       -       $  1,352
and Treasurer

Alfred DePierro, Vice         1998       $222,005(2)       --         $  2,288       -           5,000       -       $  1,331
President of                  1997       $221,112(2)       --         $  2,174       -            --         -       $  1,165
Engineering -                 1996       $224,153(2)       --         $  2,174       -            --         -       $  2,242
Microcomputer
Applications

Raymond Gaudio, Vice          1998       $265,950(2)       --         $    288       -           5,000       -       $  2,531
President of                  1997       $264,715(2)       --         $    288       -            --         -       $  2,517
Engineering- Software         1996       $268,916(2)       --         $    288       -            --         -       $  2,689
Application

(1) Mr. Rosenberg left the employment of the Company on May 28, 1998.

(2) Includes commissions.

(3) Mssrs. Soloway, Rosenberg, Buchel, DePierro, and Gaudio received $1,174, $1,060, and $3,994; $9,035, $8,921, and $12,953; $288, $174, and $174; $102,
$102, and $102; and $288, $288, and $288, respectively for health and life insurance for fiscal years 1998, 1997, and 1996. Mssrs. Soloway, Rosenberg, Buchel, and DePierro received $7,950, $8,222 and $4,473; $3,600, $2,788 and
$600; $5,150, $4,800 and $4,800; and $2,000, $2,000 and $2,000, respectively, for automobile expenses for fiscal years 1998, 1997 and 1996. (4)401(k) Plan Contributions.

OPTION GRANTS AND EXERCISES

                  The following tables summarize option grants and exercises during fiscal 1998 to or by the named executive officers and the value of the fiscal 1998 granted options, if any, held by such persons at the end of fiscal 1998.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                           Potential Realizable
                                                                                                             Value at Assumed
                                                                                                             Annual Rates of
                                                                                                               Stock Price
                                                                                                             Appreciation for
                                              Individual Grants                                               Option Term(2)
                       --------------------------------------------------------------------------       -------------------------
                                            Percent of
                                          Total Options
                                     Granted to Employees in      Exercise or
                       Options             Fiscal Year            Base Price           Expiration
Name                   Granted                                      ($/Sh)                Date          5% ($)            10% ($)
----                                                                ------                              ------            -------
Richard Soloway           -                     -                      -                    -              -                 -
Kenneth Rosenberg         -                     -                      -                    -              -                 -
Kevin S. Buchel         15,000                 7.2%                 $3.875              7/10/02         $16,059           $35,486
Alfred DePierro          5,000                 2.4%                 $3.875              7/10/02         $ 5,353           $11,829
Raymond Gaudio           5,000                 2.4%                 $3.875              7/10/02         $ 5,353           $11,829



(1) Options generally become exercisable in cumulative annual installments of 20% commencing on the date of grant. Options terminate upon the earlier of the cessation of employment with the Company or the fifth anniversary of the date of the grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% annually from the date options are granted.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND FY-END OPTION VALUES(1)

                                                                                                         Value of
                                                                               Number of                Unexercised
                                                                             Unexercised               In-the-Money
                            Shares                                            Options at                Options at
                           Acquired                   Value                   FY-End (#)                FY-End ($)
                          on Exercise                Realized                Exercisable/              Exercisable/
     Name                    (#)                       ($)                   Unexercisable             Unexercisable
     ----                   -----                     -----
Richard Soloway               -                         -                         -                         -
Kenneth Rosenberg             -                         -                         -                         -
Kevin S. Buchel               -                         -                   12,000/18,000             $61,500/92,250
Alfred DePierro               -                         -                    1,000/4,000              $ 5,125/20,500
Raymond Gaudio                -                         -                    1,000/4,000              $ 5,125/20,500



(1) No stock options were exercised by the named executive officers during fiscal 1998.

Employment Agreements

         The Company has employment agreements with Alfred DePierro and Raymond Gaudio. The agreement with Mr. Gaudio provides for an annual salary ($120,330) and commission draw ($52,000) aggregating $172,330 plus commissions in excess of the draw. The agreement with Mr. DePierro provides for an annual salary ($116,556) and commission draw ($41,600) aggregating $158,156 plus commissions in excess of the draw and automobile allowance.

Related Transactions

     In May of 1998 the Company repurchased 889,576 shares of Napco common stock for $5.00 per share from one of its co-founders, Kenneth Rosenberg. $2.5 million was paid at closing with the balance of the purchase price to be paid over a four (4) year period. The portion of the purchase price paid at closing was financed by the Company's primary bank and is to be repaid over a five (5) year period. At the closing, Mr. Rosenberg retired as President and Director of the Company but will be available to the Company pursuant to a consulting agreement. The repurchase agreement also provides that Mr. Rosenberg will not compete with the Company for a ten (10) year period.

Report of the Compensation Committee

         The Company's Compensation Committee of the Board of Directors is made up of the President and the Senior Vice President of Operations and Finance. The Committee considers and establishes compensation for the management of the Company. With respect to the compensation of the Chairman and the President, the Board of Directors considers and approves such compensation.

Overview and Philosophy

         The Compensation Committee uses its compensation program to achieve the following objectives:

         - increasing the profitability and net worth of the Company and, accordingly, increasing stockholder value;

         - providing compensation that will enable the Company to attract and retain high quality employees and reward superior performance;

         - providing management with incentives related to the success of the Company; and

         - providing management with long-term equity incentives through stock options.

         The Company believes that its executive compensation program provides an overall level of compensation that is competitive within the electronic security products industry and among companies of comparable size and complexity.

Procedures for Establishing Compensation

         At the beginning of each year, the Compensation Committee establishes an annual salary plan for the Company's senior executive officers.

         In fiscal 1998, as in the past several years, the Compensation Committee set compensation at the start of the year and reviewed it approximately mid-way through the year. The initial compensation recommendation, consisting of salary and performance-based incentive compensation, is based in part upon a survey of comparably sized companies. The Compensation Committee uses this survey to determine the competitiveness of base salary and incentive opportunities at the Company and to evaluate the relative mix of salary and incentive compensation.

Executive Officer Compensation Program

         The Company's executive compensation program consists of base salary, annual incentive cash compensation, commissions, long-term equity incentives in the form of stock options and various benefits such as medical insurance and 401(k) savings plan generally available to employees of the Company. The amount of perquisites, as determined in accordance with rules promulgated by the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 1998.

Base Salary

         Base compensation is generally set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and or comparable size and success as the Company. In addition to external market data, salary is determined by the Company's financial performance and the individual's performance based on predetermined, non-financial objectives. Non-financial objectives include an individual's contribution to the Company as a whole, including his ability to motivate others, develop the necessary skills as the Company grows, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

Short-Term and Long-Term Compensation

         Annual incentive compensation and long-term incentive compensation, in comparison to base salary, are more highly tied to the Company's success in achieving financial performance goals. Annual cash bonuses are paid primarily on the basis of attainment of financial, sales, and production goals of the Company. The officers do not vote on their own compensation. Raymond Gaudio and Alfred DePierro do not receive bonuses but do receive commissions.

         Long-term incentive compensation, through stock options, enables executives to develop a long-term stock ownership position in the Company. In addition to considering an individual's past performance, the Company's desire to retain an individual is of paramount consideration in the determination of stock option grants.

         Stock options are granted at an option price equal to fair market value on the date of grant and generally vest over a five-year period in order to encourage key employees to continue in the employ of the Company. Accordingly, stock options are intended to retain and motivate executives to improve long-term stock market performance.

Summary of Compensation of Chief Executive Officers

         In fiscal 1998, the Company's Chairman, President, and Chief Executive Officer, Richard Soloway received a salary of $407,793. He received no stock options in fiscal year 1998.

         Compensation Committee:    Richard Soloway
                                    Kevin S. Buchel

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee are Richard Soloway and Kevin
S. Buchel. Each member of the Compensation Committee was, during fiscal 1998 and previously, an officer and employee of the Company and each subsidiary of the Company as described above pursuant to Item 404 of Regulation S-K promulgated under the Securities and Exchange Act of 1934.

         No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Compensation Pursuant to Plans

Profit Sharing Plan

         The Company maintains a defined contribution profit sharing plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees who are at least age twenty-one and have completed one year of employment with the Company are eligible to participate in the Plan. The effective date of the Plan, as restated, is July 1, 1989. Participants in the Plan may contribute up to the maximum amount permitted by the Code of their compensation as a salary reduction. The Company matches all such contributions by contributing an amount equal to 50% of all such salary reduction deferrals up to a maximum of 1% of each participant's salary compensation. In addition, the Company may elect at the end of each Plan year to contribute a discretionary amount to the Plan to be allocated among the eligible employees on the basis of compensation. During fiscal 1998, the Company contributed approximately $53,000 to the Plan.

         Vested contributions, both participant and the Company's additional contributions, are payable to the participant (or his beneficiary), upon any of the following events: retirement, termination of employment, disability, death, termination of the Plan without the establishment of a successor Plan, or the attainment of age 59 1/2. Participants may withdraw up to the total of salary deferral contributions upon suffering a financial hardship, as defined in the Plan. A participant may also borrow from the Plan against his account balance. All participant and additional Company contributions are 100% vested at all times. Benefits at retirement are payable to participants in a lump sum or as an annuity.

Stock Options

         Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock (plus the shares at the time subject to option) or a total of 815,933 shares (as adjusted) may be granted at fair market value to executive officers and key employees during the ten-year period ending in October 2002. At June 30,

1998, 579,683 shares were available for grant under the 1992 Plan. Options to purchase a total of 236,250 shares of Common Stock were outstanding under the 1992 Plan on June 30, 1998, with exercise prices of $2.50 to $5.63 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in 20 percent cumulative yearly installments. These options and shares were registered in October 24, 1996 with the Securities and Exchange Commission.

         The Company's 1990 Non-Employee Stock Option Plan ("1990 Plan") was adopted to promote the interests of the Company and its stockholders by enabling the Company to attract and retain outside directors and consultants, to provide them an incentive to continue service with the Company, and provide them additional incentive to promote the success of the Company's business. The 1990 Plan was approved by the stockholders at the Company's 1990 annual meeting. At June 30, 1998, a total of 50,000 shares (with appropriate adjustment in the event of a stock split or other change in the Company's common stock) of common stock of the Company, par value $.01 per share, were available for grant of options under the 1990 Plan. The Plan authorizes grants of options which do not meet the requirements of Section 422 of the Internal Revenue Code to non-employee directors and/or consultants of the Company. No option may be granted after October 15, 2000 or such earlier date as the Board of Directors may determine. Through June 30, 1998, no options under the 1990 Plan had been granted.

         Each option would have a maximum term of five years, or such lesser period as the Committee specifies. Options would become exercisable at the rate of 20% per year. An option may be exercised by an optionee during his tenure as a director or consultant. Options under the 1990 Plan would not be transferable. The optionees would have "piggy-back" registration rights whereby if in the future the Company registered any additional shares with the Securities and Exchange Commission, the Company would also register the shares subject to such options.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth the Company's total shareholder return index as compared to the NASDAQ index and a NASDAQ electronic component stock industry index.


                               [Performance Chart]





                                  6/94         9/95          6/96          6/97          6/98
NAPCO                           100.000        68.000       116.000       152.000       164.000

NASDAQ                          100.000       133.480       171.376       208.123       274.709

PEER                            100.000       145.578       152.268       180.499       105.215
GROUP*

* Peer Group consists of:
         American Medical Alert Corp.
         Detection Systems, Inc.
         Pittway Corp.
         Central Sprinkler Corp.

ITEM 3

                                 PROPOSAL NO. 3
                     APPROVAL OF AMENDMENT OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                  TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

         On September 11, 1998, the Board of Directors unanimously approved a proposal to amend the Company's Certificate of Incorporation to authorize the issuance of 2,000,000 shares of preferred stock, par value $.01 per share. The full text of the proposed amendment to the Company's Certificate of Incorporation with respect to this Proposal is set forth in Appendix B to this Proxy Statement and the following description is qualified in its entirety by reference thereto.

         The Company is seeking to expand through acquisitions in appropriate circumstances and may use shares of preferred or common stock in one or more of such acquisitions. The Board of Directors believes it is important for the Company to have preferred stock available for the future needs of the Company. Having such stock available for issuance in the future will give the Company greater flexibility without the expense and delay incidental to obtaining stockholder approval of an amendment to Certificate of Incorporation.

                   Currently, the Company has 21,000,000 shares of common stock and no preferred stock authorized. Management believes that the Company needs more flexibility in its capital structure to support its ability to consummate potential future acquisitions, although no particular acquisitions are currently the subject of negotiations, although the Company has, from time to time, had discussions with potential acquisition candidates.

          The Company has no current plan to issue any of the Preferred Stock for which it seeks authorization. Under Delaware law, the Board of Directors has the power to set the designations, rights and preferences with respect to the Preferred Stock. Stockholders must be aware that in the event that all or a substantial number of the additional shares are issued, existing stockholders may suffer immediate and substantial dilution of their interests in the Company and a potential decrease in the valuation of their stock.

          An effect of the authorization of preferred stock will be to strengthen the Board's ability to fight off hostile takeovers. The Company is not aware of any existing hostile takeover proposals.

          THE BOARD OF DIRECTORS BELIEVES APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE AUTHORIZED. THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors appointed Arthur Andersen LLP ("AA") as the independent public accountants for the Company and its subsidiaries for its 1998 fiscal year. AA has been serving the Company since fiscal 1993.

         Services provided by AA during and for the 1998 fiscal year consisted of audit and non-audit related services. These services included the examination of the consolidated financial statements of the Company, services related to reporting by the Company and its subsidiaries to the Securities and Exchange Commission and consulting during the year on matters related to accounting, taxes and financial reporting.

         A representative of AA will be present at the Annual Meeting to make a statement if he desires and to respond to appropriate questions presented at the Meeting.


                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

         Any stockholder proposal which is intended to be presented at next year's annual meeting of stockholders must be received by the Company not later than June 22, 1999 if it is to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.


                            EXPENSES OF SOLICITATION

         The Company will bear all costs in connection with the solicitation by the Board of Directors of proxies of the Meeting. McKenzie Partners, Inc. will assist in soliciting proxies. They are expected to use 35 people and charge usual and customary fees not to exceed $10,000 plus reimbursement of expenses. The Company intends to request brokerage houses, custodial nominees and others who hold stock in their names to solicit proxies from the persons who beneficially own such stock. The Company will reimburse brokerage houses, custodial nominees and others for their out-of-pocket expenses and reasonable clerical expenses. It is estimated that these expenses will be nominal. In addition, officers and employees of the Company may solicit proxies personally or by telephone, telegram or letter; they will receive no extra compensation for such solicitation.



Dated: October 27, 1998

                                                                      APPENDIX A

                    PROPOSED AMENDMENTS TO THE CORPORATION'S
                        CERTIFICATE OF INCORPORATION AND
                          BY-LAWS ARTICLE II, SECTION 2


         1. RESOLVED, that (1) the Certificate of Incorporation of NAPCO SECURITY SYSTEMS, INC. be amended by adding a new Article ELEVENTH to read as follows:

                  The number of directors which shall constitute the whole Board of Directors shall be not less than three (3) and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in the previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the Annual Meeting of Stockholders at which this Article is adopted, the directors shall be divided into three classes, designated Class I, Class II, and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class III directors to expire at the 1999 Annual Meeting of Stockholders, the term of office of Class II directors to expire at the 2000 Annual Meeting of Stockholders, and the term of office of Class I directors to expire at the 2001 Annual Meeting of Stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

         Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

         2. RESOLVED, that Sections 2 and 11 of Article II of the By-Laws be amended to read as follows:

         Section 2. Number, Qualifications, Election and Term of Office. The number and term of office of directors shall be as set forth in the Certificate of Incorporation, as amended. All directors shall be of full age. Directors need not be stockholders. Except as otherwise provided by statute, the Certificate of Incorporation, or these By-Laws, the directors shall be elected at the annual meeting of stockholders for the election of directors at which a quorum is present and the persons receiving a plurality of the votes cast at such election shall be elected.

                                      * * *

         Section 11. Vacancies. Vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office as provided in the Certificate of Incorporation of the Corporation. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any holder or holders of at least ten percent of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Except as otherwise provided in the Certificate of Incorporation of the Corporation or these By-Laws, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

                                                                      APPENDIX B

                           PROPOSED AMENDMENTS TO THE
           CORPORATION'S CERTIFICATE OF INCORPORATION ARTICLE FOURTH


         RESOLVED, that the Certificate of Incorporation of NAPCO SECURITY SYSTEMS, INC. be amended by changing the Article thereof numbered "FOURTH" so that as amended, said article shall be and read as follows.

                  "FOURTH: The total number of shares of all classes of stock which the Company is authorized to issue is twenty-three million (23,000,000), of which 21,000,000 shall be common stock and 2,000,000 shall be preferred stock. All such shares are to have a par value of $.01 per share.

                  The designations and the powers, preferences, and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock of the Company are set forth in the following provisions:

A.       PREFERRED STOCK.

         I. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the preferred stock in series and by filing a certificate pursuant to the Delaware General corporation law to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

         II. There is hereby expressly granted to the Board of Directors Authority to fix the voting power, the designations, preferences, and relative, participating, organizational or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

B.       COMMON STOCK.

         I. Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock of the Company at such time and in such amounts as the Board of Directors may deem advisable.

         II. The Board of Directors of the Company is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Company from the authorized capital stock or number of shares of the Company in the manner provided for in the General Corporation Law of Delaware.

GENERAL.

         I. No holder of Common Stock or Preferred Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.

         II. Subject to the provisions of law and the foregoing provisions of this Certificate of Incorporation, the Company may issue shares of its Preferred Stock or Common Stock, from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid, or in the absence of a quorum of directors necessary to act upon such issuance of shares, by a vote of majority of the outstanding stock entitled to vote thereon. Shares so issued, for which the consideration has been paid or delivered to the Company, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

                                                                   draft 9/21/98

                          NAPCO SECURITY SYSTEMS, INC.
                               333 Bayview Avenue
                           Amityville, New York 11701

                  PROXY - SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder of NAPCO SECURITY SYSTEMS, INC. hereby appoints Messrs. Richard Soloway and Kevin S. Buchel, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution, to vote as specified on the reverse side all shares of Common Stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation, to be held on Wednesday, December 9, 1998 and at all adjournments of such Meeting, with all powers the undersigned would possess if personally present.

     This Proxy will be voted as specified. If no specification is made, the Proxy will be voted FOR the adoption of a classified board of directors (Item
1), FOR the election of the four (4) directors (Item 2), and FOR the authorization of preferred stock (Item 3); and as to any other matters as may properly come before the meeting, this Proxy will be voted in the discretion and in the best judgment of the Proxies. This Proxy may be revoked at any time prior to the voting thereof.

                  (Please date and sign on the reverse side.)

(Continued from the other side)

The Board of Directors recommends a Vote FOR Items 1, 2 and 3.

     Item 1 - Amendment of Certificate of Incorporation to provide for a classified Board of Directors as described in the proxy statement in which the aforementioned directors' terms would run until: the 1999 Annual Meeting in the case of A. Wilder, the 2000 Annual Meeting in the case of R. Blaustein; and the 2001 Annual Meeting in the case of R. Soloway and K. Buchel.

          FOR / /                 AGAINST / /              ABSTAIN / /

     Item 2 - Election of four directors: Randy B. Blaustein, Kevin S. Buchel, Richard Soloway and Andrew J. Wilder.

          FOR / /                 AGAINST / /             WITHHOLD / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     Item 3 - Amendment to Certificate of Incorporation to provide for a series of Preferred Stock with the designations, powers, preferences, rights, qualifications, limitations and restrictions to be determined as set forth in the proxy statement.

          FOR / /                 AGAINST / /              ABSTAIN / /




                                        Date:
                                             ----------------------------------

                                             ----------------------------------

                                             ----------------------------------
                                             Signature or Signatures

                                        Please sign exactly as your name appears at the left. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles and submit evidence of appointment unless previously furnished to the Corporation or its transfer agent.